                                                                    EXHIBIT 99.1

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

    Financial Statements as of and for the Years Ended December 31, 1999 and 1998, Supplemental Schedules as of and for the Year Ended December 31, 1999 and Independent Auditors' Report.

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

                               TABLE OF CONTENTS

                                                              PAGE(S)
                                                              --------
INDEPENDENT AUDITORS' REPORT................................       5

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Plan Benefits as of
  December 31, 1999 and 1998................................       6

Statements of Changes in Net Assets Available for Plan
  Benefits for the Years Ended December 31, 1999 and 1998...       7

Notes to Financial Statements...............................    8-10

SUPPLEMENTAL SCHEDULES:

Schedule of Assets Held for Investment Purposes as of
  December 31, 1999.........................................      11

Schedule of Reportable Transactions for the Year Ended
  December 31, 1999.........................................      12

                          INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of the
Foundation Health Systems, Inc.
401(k) Associate Savings Plan

    We have audited the accompanying statements of net assets available for plan benefits of the Foundation Health Systems, Inc. 401(k) Associate Savings Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December, 31, 1999 and 1998, and the changes in the net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the foregoing table of contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan's management. The supplementary schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Los Angeles, California
May 3, 2000

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                        AS OF DECEMBER 31, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
ASSETS:
Investments, at fair value:
  Interest bearing cash.....................................  $    551,055   $    460,434
  Common stock -- Foundation Health Systems, Inc............     4,422,254      6,053,957
  Mutual funds..............................................   189,706,877    175,621,151
  Loans to participants.....................................     6,544,570      6,718,173
                                                              ------------   ------------
        Total investments...................................   201,224,756    188,853,715
                                                              ------------   ------------
  Contributions receivable:
    Employer................................................       258,631        512,571
    Employee................................................       815,127      1,063,279
                                                              ------------   ------------
        Total contributions receivable......................     1,073,758      1,575,850
                                                              ------------   ------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS......................  $202,298,514   $190,429,565
                                                              ============   ============

                See accompanying notes to financial statements.

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

 STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS FOR THE YEARS
                        ENDED DECEMBER 31, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
ADDITIONS:
  Contributions:
    Employee................................................  $ 24,153,712   $ 23,767,071
    Employer................................................    10,057,698      8,650,573
  Interest and dividends....................................     9,282,953      9,558,045
  Net appreciation (depreciation) in fair value of
    investments.............................................    14,998,096     (4,259,119)
  Loan repayments and other.................................        52,382             --
  Transfer (to) from other plan (Note 1)....................      (154,209)   101,387,297
                                                              ------------   ------------
      Total additions.......................................    58,390,632    139,103,867
                                                              ------------   ------------

DEDUCTIONS:
  Benefits paid to participants.............................   (46,521,683)   (12,955,337)
                                                              ------------   ------------
  NET INCREASE DURING YEAR..................................    11,868,949    126,148,530

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year.........................................   190,429,565     64,281,035
                                                              ------------   ------------
  End of year...............................................  $202,298,514   $190,429,565
                                                              ============   ============

                See accompanying notes to financial statements.

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

1. DESCRIPTION OF PLAN

    The Foundation Health Systems, Inc. 401(k) Associate Savings Plan (the "Plan") enables participants to save for retirement through voluntary contributions and invest in an array of funds. The following description of the Plan is provided for general information purposes only. Participants should refer to the plan document for more complete information.

    The Plan was implemented on January 1, 1995 as the Health Systems International Inc. (the former name of the Company) 401(k) Associate Savings Plan (the "HSI Plan"). The Plan was amended and restated effective September 1, 1997, at which time the name was changed to the Foundation Health Systems, Inc. 401(k) Associate Savings Plan. During 1998, the net assets of the Foundation Health Corporation Profit Sharing and 401(k) Plan (the "FHC Plan") were merged into the Plan. In 1999, the Company sold some of its subsidiaries and, in accordance with those sales agreements, plan funds were also transferred out. Foundation Health Systems, Inc. (the "Company" or "FHS") is the sponsor and administrator of the Plan.

    CONTRIBUTIONS TO THE PLAN--Each eligible participant may elect a pre-tax contribution rate from 1 percent to 17 percent of their compensation, subject to the annual cap on elective deferrals set by the Internal Revenue Code (the "IRC"). The Company makes a 50 percent contribution up to 6 percent of compensation. The Company may also make discretionary profit sharing contributions. During the 1999 and 1998 plan years, the Company did not make any such discretionary nonmatching contributions.

    ELIGIBILITY AND VESTING--All employees of the Company and certain subsidiaries who are not covered by a collective bargaining agreement and have met specified service requirements are eligible to participate in the Plan. All participants are immediately 100 percent vested in their own pre-tax contributions plus any investment earnings thereon. Participants vest in employer contributions and corresponding investment earnings at the rate of 25 percent per year beginning with the completion of the first year of service. An employee shall be credited with one year of service for each fiscal year in which the employee is employed by the Company and completes 1,000 hours of service.

    In addition, all participants who have attained the age of 55, or who are terminated from employment by reason of death or disability, become 100 percent vested in employer contributions and investment earnings thereon.

    INVESTMENT OPTIONS--Participants can direct their contributions into one or more mutual funds that have been selected as investment options for plan participants as well as the common stock of the Company. The common stock of the Company is available to all participants except those whose compensation is determined by the compensation and stock option committee.

    BENEFITS--Benefits are distributable from plan assets upon retirement, death, disability, attainment of age 59 1/2, termination of employment, termination of the Plan, or in certain cases of hardship. Benefits are based upon the participant's vested share of plan assets. Upon termination of employment, other than as described under "eligibility and vesting" above, the unvested portion of employer contributions and investment earnings thereon is forfeited by the participant and can be used to reduce future employer contributions.

    At December 31, 1999, forfeited nonvested accounts totaled $925,957. This amount will be used to reduce future employer contributions. Also, in 1999, employer contributions were reduced by $1,311,569 from forfeited nonvested accounts.

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1999 AND 1998 (CONTINUED)

1. DESCRIPTION OF PLAN (CONTINUED)
    PARTICIPANT LOANS--A participant may borrow up to one-half of the value of the vested portion of his or her account in the form of a loan with a minimum principal of $1,000 and up to a maximum of $50,000. Loans bear interest and generally must be repaid within five years.

    ALLOCATION OF EARNINGS--Earnings of each investment fund are allocated on a daily basis to that fund's participants in proportion to each participant's share of fund assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING--The financial statements of the Plan are prepared under the accrual method.

    INVESTMENTS--Investments are stated at their fair market value measured by quoted market prices. Net appreciation or depreciation in the fair value of investments includes net unrealized market appreciation and depreciation of investments and net realized gains and losses on the sale of investments during the period, and is net of investment expenses. Investment income includes dividends and interest paid on the Plan's investments.

    DISTRIBUTIONS OF BENEFITS TO PARTICIPANTS--Benefits are recorded when paid. Net assets available for plan benefits at December 31, 1999 and 1998 include $68,489,157 and $69,118,397, respectively, for participants who have withdrawn from the Plan but have not yet been paid their vested benefits.

    ADMINISTRATIVE EXPENSES--Certain administrative expenses of the Plan are borne by the Company.

    ACCOUNTING ESTIMATES--In preparing the financial statements of the Plan, estimates and assumptions are made that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1998 financial statements to conform with the 1999 presentation.

    ACCOUNTING PRONOUNCEMENT--In September 1999, Statement of Position ("SOP") 99-3, "Accounting and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" was issued. The SOP, among other items, eliminates the previous requirements for a defined contribution plan to disclose investments by general or fund type for participant-directed investments.

3. INCOME TAXES

    The Company has obtained a favorable tax determination letter from the Internal Revenue Service as to the qualified status of the HSI Plan as amended and restated on April 3, 1997, conditioned upon the adoption of certain plan amendments. Management believes that such condition has been met by the adoption of certain technical changes to the Plan. Since that date, the Plan has been amended and restated further in connection with the merger of the FHC Plan into the Plan in April 1998. On December 22, 1999, the Company filed an application for a favorable determination letter with respect to the amended and restated Plan. Except for those deficiencies taken into account in filings under the Internal Revenue Service's Employee Plans Resolution Compliance System, the Company is of the opinion that the Plan continues to fulfill the requirements of the IRC and the Employee Retirement Income Security Act of 1974 ("ERISA"), and that the trust, which forms a part of the Plan, is exempt from income tax. Accordingly, no provision has been made for federal or state income taxes.

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1999 AND 1998 (CONTINUED)

4. RELATED PARTY TRANSACTIONS

    Certain Plan investments are in mutual fund shares issued by Merrill Lynch Asset Management, L.P. ("Merrill Lynch"). Merrill Lynch Trust Company is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. In addition, transactions in the Company's common stock, which is offered to participants as a plan investment option, qualify as party-in-interest transactions. However, such transactions are exempt from the prohibited transaction rules of ERISA and the IRC.

5. INVESTMENTS

    The following table presents the fair values of investments that represent five percent or more of the Plan's net assets available for plan benefits as of December 31, 1999 and 1998:

                                                                 1999          1998
                                                              -----------   -----------
Massachusetts Investors Trust Fund..........................  $42,194,749   $45,467,198
Davis New York Venture Fund.................................   28,769,604    26,834,865
Merrill Lynch Capital Fund, Inc.............................   20,517,950    24,142,173
Templeton Foreign Fund......................................   23,509,783    22,103,649
Merrill Lynch Retirement Preservation Trust Fund............   22,542,230    21,198,385
Barclays S&P 500 Stock Fund.................................   24,090,602    15,284,798
AIM Constellation Fund......................................   11,083,708

    During 1999, the Plan's investments (including gain and losses on investments bought and sold, as well as held during the year) appreciated in value by $14,998,096 as follows:

Mutual funds................................................  $15,908,741
Common stock................................................     (910,645)
                                                              -----------
Net appreciation............................................  $14,998,096
                                                              ===========

6. PLAN TERMINATION

    Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of any termination of the Plan, participants will become fully vested in their accounts.

                                                           SUPPLEMENTAL SCHEDULE

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN
       SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES DECEMBER 31, 1999

                                                 (C)
                (B)                   DESCRIPTION OF INVESTMENT
        IDENTITY OF ISSUER,           (INCLUDING MATURITY DATE,                            (E)
         BORROWER, LESSOR,          RATE OF INTEREST, COLLATERAL,           (D)          CURRENT
(A)       OR SIMILAR PARTY              PAR OR MATURITY VALUE)              COST          VALUE
---   ------------------------  --------------------------------------  ------------   ------------
                                                                        $ 39,396,596   $ 42,194,749
 *    MFS Fund Distributors,    Massachusetts Investors Trust Fund....
        Inc.

                                                                          24,335,440     28,769,604
 *    Davis Distributors, LLC   Davis New York Venture Fund...........

                                                                          22,686,670     20,517,950
 *    Merrill Lynch             Merrill Lynch Capital Fund, Inc.......

                                                                          22,542,246     22,542,230
 *    Merrill Lynch             Merrill Lynch Retirement Preservation
                                  Trust Fund..........................

                                                                          21,874,338     24,090,602
 *    Barclays Global           Barclays S&P 500 Stock Fund...........
        Investors Funds, Inc.

                                                                           7,230,662      6,129,422
 *    Ivy Mackenzie             Ivy Bond Fund.........................
        Distributors, Inc.

                                                                           5,817,277     10,030,622
 *    Templeton Franklin        Franklin Small CAP Growth Fund........
        Investment Services,
        Inc.

                                                                           8,284,841     11,083,708
 *    AIM Distributors, Inc.    AIM Constellation Fund................

                                                                          21,122,963     23,509,783
 *    Templeton Franklin        Templeton Foreign Fund................
        Investment Services,
        Inc.

                                                                             646,318        838,207
 *    Templeton Franklin        Templeton Developing Markets Trust....
        Investment Services,
        Inc.

                                                                          10,166,745      4,422,254
 *    FHS, Inc.                 Company Stock.........................

                                                                             551,055        551,055
 *    Merrill Lynch             Cash Fund.............................

                                                                           6,544,570      6,544,570
 *    Participant Loans         Loans to participants are secured by
                                  participant's account, have terms of
                                  up to five years, and bear interest
                                  at varying rates)...................
                                                                        ------------   ------------

                                                                        $191,199,721   $201,224,756
      TOTAL INVESTMENTS...............................................
                                                                        ============   ============

------------------------

*   Investment held by a party-in-interest.

                                                           SUPPLEMENTAL SCHEDULE

                        FOUNDATION HEALTH SYSTEMS, INC.
                         401(K) ASSOCIATE SAVINGS PLAN

        SCHEDULE OF REPORTABLE TRANSACTIONS YEAR ENDED DECEMBER 31, 1999

          SERIES OF TRANSACTIONS EXCEEDING FIVE PERCENT OF NET ASSETS

                                                                                          (E)
                                                 (B)           (C)           (D)          NET
                                              PURCHASE       SELLING       COST OF        GAIN
(A) IDENTITY OF FUND                            PRICE         PRICE        ASSETS        (LOSS)
--------------------                         -----------   -----------   -----------   ----------
Merrill Lynch Retirement Preservation        $13,035,989   $11,691,678   $11,692,129   $     (451)
  Trust Fund...............................

Massachusetts Investors Trust Fund.........   10,819,762    15,589,576    14,860,022      729,554

Davis New York Venture Fund................    8,242,668    10,178,466     9,010,284    1,168,182

Templeton Foreign Fund.....................    5,603,494    10,496,147    11,197,273     (701,126)

Merrill Lynch Capital Fund, Inc............    6,424,782     8,691,630     8,888,683     (197,053)

Barclays S&P 500 Stock Fund................   13,845,986     6,794,619     6,165,320      629,299

                                   SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       FOUNDATION HEALTH SYSTEMS INC.
                                                       401(k) ASSOCIATE SAVINGS PLAN

Date:  June 28, 2000                                   /s/ STEVEN P. ERWIN
                                                       ---------------------------------------------
                                                       Steven P. Erwin
                                                       Executive Vice President and
                                                       Chief Financial Officer of
                                                       Foundation Health Systems, Inc. and
                                                       Member of the Plan's Administrative
                                                       Committee